                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

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
                                            First Three                       For the Years Ended December 31,
                                               Months        ----------------------------------------------------------------------
                                                2002          2001            2000            1999            1998          1997
                                            -----------      -------         -------         -------         -------       -------
Earnings
--------
  Income/(loss) before income taxes           $  (107)       $  (169)        $   439         $ 1,172         $ 1,116       $   815

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                 (1)           (12)            (39)            (23)             (9)          (13)
  Adjusted fixed charges a/                        35            172             212             172             104            98
                                              -------        -------         -------         -------         -------       -------
     Earnings                                 $   (73)       $    (9)        $   612         $ 1,321         $ 1,211       $   900
                                              =======        =======         =======         =======         =======       =======

Fixed Charges
-------------
  Interest expense b/                         $    30        $   139         $   176         $   149         $    86       $    94
  Interest portion of rental expense c/             5             35              39              24              17            12
                                              -------        -------         -------         -------         -------       -------
     Fixed charges                            $    35        $   174         $   215         $   173         $   103       $   106
                                              =======        =======         =======         =======         =======       =======

Ratios
------
  Ratios of earnings to fixed charges d/          N/A            N/A             2.8             7.6            11.8           8.5
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a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period.
b/ Includes interest, whether expensed or capitalized, and amortization of debt issuance expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.
d/ For the three months ended March 31, 2002 and the year ended December 31,
   2001, fixed charges exceeded earnings by $108 million and $183 million, respectively, resulting in a ratio of less than one.